Exhibit 4.1

(Translation)

(Front)

SPECIMEN

SHARE CERTIFICATE
OF
ORIX CORPORATION

[Number of Shares Represented by the Certificate] Shares

1Z[E]No. OOOOO

Name of company: Incorporation registered:	ORIX CORPORATION March 28, 1950.

This is to certify that the holder named herein is entitled to [number of Shares represented by the certificate] Shares in the Capital Stock of Orix Corporation.

ORIX CORPORATION Yoshihiko Miyauchi (Seal) Representative Executive Officer

(Reverse)

	Name of Stockholder	Date of	Certification Seal		Name of Stockholder	Date of	Certification Seal
		Registration	of Register			Registration	of Register

1				5

2				6

3				7

4				8

ORIX CORPORATION

1Z[E]No. OOOOO